Prospectus Supplement dated April 22, 2005 (To Prospectus dated April 22, 2005)

$1,967,000,000 (Approximate)

Asset-Backed Pass-Through Certificates,
Series 2005-R3

Ameriquest Mortgage Securities Inc.
Depositor

Ameriquest Mortgage Company
Seller and Master Servicer

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You should consider carefully the risk factors beginning on page S-12 in this prospectus supplement and page 1 in the prospectus.

The certificates will represent interests only in a trust consisting primarily of a pool of one- to four-family adjustable-rate and fixed-rate, first lien residential mortgage loans and will not represent ownership interests in or obligations of any other entity.

This prospectus supplement may be used to offer and sell the certificates offered hereby only if accompanied by the prospectus.
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The Class A and Mezzanine Certificates --

o will represent senior or mezzanine interests in the trust and will receive distributions from the assets of the trust;

o    will receive monthly distributions commencing in May 2005; and

o will have credit enhancement in the form of excess interest, an interest rate swap agreement, subordination, overcollateralization and a primary mortgage insurance policy.

                  Original
                 Certificate                               Proceeds to
                  Principal     Price to   Underwriting        the
    Class        Balance(1)      Public      Discount     Depositor(2)
----------------------------------------------------------------------
Class A-1A...   $414,398,000   100.00000%     0.2000%       99.8000%
Class A-1B...   $103,600,000   100.00000%     0.2500%       99.7500%
Class A-2A...   $419,185,000   100.00000%     0.2000%       99.8000%
Class A-2B...   $104,796,000   100.00000%     0.2000%       99.8000%
Class A-3A...   $292,740,000   100.00000%     0.2500%       99.7500%
Class A-3B...   $125,396,000   100.00000%     0.2500%       99.7500%
Class A-3C...   $158,909,000   100.00000%     0.2500%       99.7500%
Class A-3D...   $130,976,000   100.00000%     0.2500%       99.7500%
Class M-1....   $ 53,000,000   100.00000%     0.2500%       99.7500%
Class M-2....   $ 47,000,000   100.00000%     0.2500%       99.7500%
Class M-3....   $ 27,000,000   100.00000%     0.2500%       99.7500%
Class M-4....   $ 25,000,000   100.00000%     0.2500%       99.7500%
Class M-5....   $ 19,000,000   100.00000%     0.2500%       99.7500%
Class M-6....   $ 13,000,000   100.00000%     0.2500%       99.7500%
Class M-7....   $ 10,000,000   100.00000%     0.2500%       99.7500%
Class M-8....   $ 10,000,000   100.00000%     0.2500%       99.7500%
Class M-9....   $ 13,000,000   100.00000%     0.2500%       99.7500%

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(1)  Approximate.

(2) Before deducting expenses payable by the Depositor estimated to be approximately $800,000.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Offered Certificates or determined that this prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The Attorney General of the State of New York has not passed on or endorsed the merits of this offering. Any representation to the contrary is unlawful.

Deutsche Bank Securities                          Banc of America Securities LLC

                     (Joint Lead Managers and Book Runners)

      BNP Paribas                                            JPMorgan
                                  (Co-Managers)

                                Explanatory Note
                                ----------------


To Whom It May Concern:

         This filing is a duplicate filing of the previously submitted 424B5 on April 26, 2005. This is being done to generate a serial company.

                                                  Thank you.